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                                                                   EXHIBIT 10.77
                              EMPLOYMENT AGREEMENT

        This Employment Agreement dated for reference December 18, 2001.

BETWEEN:

          QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5,

          ("QLT" or the "COMPANY")

AND:

          PAUL J. HASTINGS, having an address of 61 Hartford, San Francisco, California, U.S.A, 94114,

          ("MR. HASTINGS")

WHEREAS:

A. QLT is a world leader in the development and commercialization of proprietary pharmaceutical products for use in photodynamic therapy, a field of medicine utilizing light-activated drugs in the treatment of disease and has other active development programs ongoing in areas outside of photodynamic therapy;

B. QLT wishes to offer to Mr. Hastings, and Mr. Hastings wishes to accept, employment with QLT as President and Chief Executive Officer of QLT;

C. QLT and Mr. Hastings wish to enter into this Agreement to set out the terms and conditions of Mr. Hastings' employment with QLT; and

D. The employment of Mr. Hastings by QLT is subject to Mr. Hastings obtaining and maintaining the permission of Canada Immigration to work in Canada in this position. QLT will reimburse Mr. Hastings for the costs associated with obtaining employment and permanent resident status in Canada.


     NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Mr. Hastings agree as follows:

1.   POSITION AND DUTIES

1.1 POSITION - Effective the 17th day of February, 2002 (the "COMMENCEMENT DATE"), QLT will employ Mr. Hastings in the position of President and Chief Executive Officer, and Mr. Hastings agrees to accept employment with QLT in this position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties as President and Chief Executive Officer, Mr. Hastings will:


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     (a)  OVERALL RESPONSIBILITIES - Have the responsibilities commensurate with the position of President and Chief Executive Officer, including those set out in SCHEDULE A to this Agreement and with the goal of achieving QLT's overall long-term strategic objectives.

     (b) REPORT - Report, as and when required, to the Board of Directors of QLT (the "BOARD").

     (c) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT's business, to comply with all of QLT's rules, regulations, policies and procedures, as established from time to time and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations.

     (d) WORKING DAY - Devote the whole of his working day attention and energies to the business and affairs of QLT.

2.   COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, QLT agrees to pay or otherwise provide the following total annual compensation to Mr. Hastings:

     (a) BASE SALARY - A base annual salary in the amount of US$500,000, in 24 equal installments payable semi-monthly in arrears, subject to periodic reviews and increases at the discretion of the Board.

     (b) BENEFIT PLANS - Coverage for Mr. Hastings and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

          I.   each plan's terms for eligibility,

          II. Mr. Hastings taking the necessary steps to ensure effective enrollment or registration under each plan, and

          III. deductions of applicable employee contributions for the premiums of each plan.

          As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance (including basic British Columbia medical services plan coverage and extended health coverage), dental insurance and short and long term disability insurance. QLT and Mr. Hastings agree that the employee benefit plans provided by/through QLT to its employees may change from time to time.

     (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with QLT's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Hastings, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

     (d) VACATION -Mr. Hastings is entitled to four weeks' paid vacation during each calendar year, including the first, of his employment and pro-rated for any partial calendar year of employment which may be increased from time to time in accordance with QLT's standard vacation policy. As per QLT's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by QLT:

          I. all vacation must be taken within one year of the year in which it is earned by Mr. Hastings, and


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          II.  except as set out in clause I above, vacation entitlement will not be cumulative from year to year.

     (e) RRSP CONTRIBUTIONS - Provided the conditions set out below have been satisfied, no later than February 28 of the year following the year in which the income is earned by Mr. Hastings (the "INCOME YEAR"), QLT will make a contribution of up to 7% of Mr. Hastings' annual base salary for the Income Year to Mr. Hastings' Canadian Registered Retired Savings Plan ("RRSP"). The contribution to Mr. Hastings' RRSP as set out above is subject the following conditions:

          I. the maximum contribution to be made by QLT to Mr. Hastings' RRSP is 50% of the annual limit for Registered Retirement Savings Plans as established by Canada Customs & Revenue Agency for the Income Year,

          II. Mr. Hastings must have contributed an equal amount into his RRSP, and

          III. Mr. Hastings is still actively employed by QLT when the matching contribution would otherwise be made.

     (f) CASH INCENTIVE COMPENSATION PLAN - Mr. Hastings will be eligible to participate in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. Mr. Hastings will be eligible to receive each year as a lump sum payment an amount up to 50% of his base salary under the Cash Incentive Compensation Plan. The amount of that payment will be determined at the sole discretion of the Executive Compensation Committee of the Board annually following the completion of each fiscal year of QLT and will be based on the performance of Mr. Hastings and QLT relative to pre-set corporate and individual objectives and milestones to have been achieved in the immediately preceding fiscal year. Those goals and milestones will be set for each year by the Board after discussion with Mr. Hastings. For greater certainty, Mr. Hastings will not be eligible to receive any such amount in 2002 for the preceding fiscal year but will be eligible to receive that incentive payment in 2003 and subsequent years, based on his employment in 2002 and in subsequent years.

     (g) ANNUAL STOCK OPTIONS - Mr. Hastings will be eligible for participation in QLT's Incentive Stock Option Plans, in accordance with the terms of the plan in effect at the time of the stock option offer. QLT's management responsible for the Stock Option Plan will recommend to the Board each year during the term of this Agreement commencing in 2003 to approve options in that year for Mr. Hastings to purchase an aggregate of 100,000 common shares of QLT, which amount may be reduced or increased on a year-to-year basis at the sole discretion of the Board. The grant of options may, at the sole discretion of the Board, be spread over one or more separate grants during the course of each year in a manner consistent with QLT's stock option practices and policies then in effect.

     (h) SIGNING STOCK OPTIONS - Conditional on Mr. Hastings entering into this Agreement, the Board has approved and will grant the option for Mr. Hastings to purchase 500,000 common shares of QLT plus an additional option to be granted at a date in April, 2002 to be set by QLT for Mr. Hastings to purchase 100,000 common shares of QLT. The options will be subject to the terms and conditions set out in QLT's current Stock Option Incentive Plan, have a five-year term from the date of grant and will vest monthly in equal numbers over three years. The exercise price of these signing options will be determined by the closing price on the Toronto Stock Exchange on the day prior to granting. Stock options may not be exercised until Mr. Hastings has successfully completed six months' employment with QLT from the Commencement Date and the grant will be conditional upon Mr. Hastings not having provided a Resignation Notice (as

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          later defined) nor having received a written notice of termination from QLT on or before the end of that six month period.

     (i) SIGNING BONUS - QLT will pay to Mr. Hastings an amount equal to US$25,000 as a signing bonus promptly following the Commencement Date.

2.2 HOME RELOCATION AND HOME RELOCATION LOAN - The Company and Mr. Hastings agree to the terms of relocation assistance, relocation repayment, and relocation assistance upon termination by QLT as set out in SCHEDULES B and C to this Agreement.

2.3 COMPLIANCE WITH INSIDER TRADING GUIDELINES AND RESTRICTIONS - As a result of his position as President and Chief Executive Officer, Mr Hastings is subject to insider trading regulations and restrictions and is required to file insider reports disclosing the grant of any options as well as the purchase and sale of any shares in the capital of QLT. QLT publishes trading guidelines and restrictions for its employees, officers and directors as are considered by the Board, in its discretion, prudent and necessary for a publicly listed company. It is a term of Mr. Hastings' employment as the Chief Executive Officer of QLT that he comply with such guidelines and restrictions, as may be amended from time to time.

3.   RESIGNATION

3.1 RESIGNATION - Mr. Hastings may resign from his employment with QLT by giving QLT 90 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments and benefits in lieu of notice to Mr. Hastings and require him to cease providing employment services and leave the premises forthwith:

     (a) BASE SALARY - Base salary owing to Mr. Hastings for the 90-day notice period.

     (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 90-day notice period all employee benefit plan coverage enjoyed by Mr. Hastings and his eligible dependents prior to the date of the Resignation Notice. Mr. Hastings acknowledges and agrees that accruals under any pension plan (if any) and short and long term disability plans provided through QLT will not be continued beyond the last day that Mr. Hastings is in active full-time employment (the "LAST ACTIVE DAY").

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Hastings prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Hastings as at the expiry of the 90-day notice period.

     (e) PRORATED RRSP CONTRIBUTION - A prorated contribution to Mr. Hastings' RRSP, the pro-ration to be with respect to the portion of the current calendar year, up to and including the 90-day notice period, and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except 2.1(e)(III).


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3.2  OTHERS - In the event of resignation of Mr. Hastings as set out in paragraph 3.1, the parties agree:

     (a) NO BONUS - Mr. Hastings will be entitled to receive payments owing or that become owing under the Cash Incentive Compensation Plan for the year preceding the year in which the effective date of the resignation occurs but Mr. Hastings will have no entitlement to participate in QLT's Cash Incentive Compensation Plan for the year in which the effective date of resignation occurs; and

     (b) STOCK OPTION PLAN - Mr. Hastings' participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Hastings.

4.        RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in QLT's Policy and Procedures Manual, as amended from time to time) of Mr. Hastings from active employment with QLT, the parties agree that:

     (a) BONUS - The Company will make a prorated payment to Mr. Hastings in respect of his entitlement to participate in QLT's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and the entitlement at the maximum level Mr. Hastings would have otherwise been eligible to receive in the current calendar year.

     (b) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Hastings prior to his date of retirement, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (c) VACATION PAY - QLT will pay Mr. Hastings accrued but unpaid vacation owing to Mr. Hastings as at the retirement date.

     (d) PRORATED RRSP CONTRIBUTION - The Company will make a prorated contribution to Mr. Hastings' RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except 2.1(e)(III).

     (e) STOCK OPTIONS - Mr. Hastings' participation in any stock option plan offered by QLT to its employees will be in accordance with and subject to the terms of the plan in effect at the time of the stock option offer(s) to Mr. Hastings, including conditions which relate to vesting and exercise of stock options on retirement.

     (f) THIS AGREEMENT - Subject to the provisions of paragraph 10.6, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

5.        TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to immediately terminate Mr. Hastings' employment for cause. Should Mr. Hastings be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.


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5.2  TERMINATION OTHER THAN FOR CAUSE - QLT reserves the right to terminate Mr.
     Hastings' employment at any time without cause. However, if QLT terminates Mr. Hastings' employment for:

     (a)  any reason other than cause, or

     (b) any reason not covered by a separate Change in Control Letter Agreement dated of even date between QLT and Mr. Hastings,

     then, except in the case of Mr. Hastings becoming completely disabled (which is provided for in paragraph 5.7) and subject to the provisions set forth below, Mr. Hastings will be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.3 SEVERANCE NOTICE AND PAY - In the event QLT terminates Mr. Hastings' employment as set out in paragraph 5.2, Mr. Hastings will be entitled to:

     (a) NOTICE - advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE PAY"), or any combination of Severance Notice and Severance Pay, equal to 24 months' Severance Notice, or Severance Pay in lieu of Severance Notice (the "SEVERANCE NOTICE PERIOD"). Mr. Hastings acknowledges and agrees that Severance Pay is in respect of (i) base salary and (ii) an amount equal to Mr. Hastings' entitlement under the Cash Incentive Compensation Plan over the Severance Notice Period pro-rated for any partial years included in the Severance Notice Period and will be made on a bi-weekly or monthly basis, at QLT's discretion. Mr. Hastings' entitlement under the Cash Incentive Compensation Plan payable under (ii) above will be calculated at the target level of 50% referred to in subparagraph 2.1(f) that Mr. Hastings would have otherwise been eligible to receive for the year in which the termination occurs.

     (b) BENEFITS - except as set out below, for 30 days after Mr. Hastings' Last Active Day, all employee benefit plan coverage enjoyed by Mr. Hastings and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Mr. Hastings will receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his base salary for the balance of his Severance Notice period. Notwithstanding the foregoing, Mr. Hastings acknowledges and agrees that accruals under any pension plan (if any) and short and long term disability plans provided through QLT will not be continued beyond Mr. Hastings's Last Active Day.

     (c) OUT PLACEMENT COUNSELING - in the event QLT terminates Mr. Hastings' employment as set out in paragraph 5.2, QLT will pay to a qualified out placement counseling service (to be agreed to by Mr. Hastings and QLT) a maximum of Cdn$5,000 for assistance rendered to Mr. Hastings in the year following termination in seeking alternative employment.

     (d)  OTHER COMPENSATION -the parties further agree as follows:

          I. the Company will reimburse (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) Mr. Hastings for all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Hastings prior to the date of termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

          II. the Company will make a payment to Mr. Hastings in respect of his accrued but unpaid vacation pay to the date of termination.


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          III. the Company will make a prorated contribution to Mr. Hastings'
               RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and for the Severance Notice Period and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except 2.1(e)(III).

          IV. in addition to the payments under subparagraph 5.3(a), the Company will make a prorated payment to Mr. Hastings in respect of his entitlement to participate in QLT's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and the entitlement at the target level of 50% referred to in subparagraph 2(f) that Mr. Hastings would have otherwise been eligible to receive in the current calendar year.

          V. Mr. Hastings' participation in any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Hastings.

5.4 ACKNOWLEDGEMENT - Mr. Hastings acknowledges and agrees that in the event QLT terminates Mr. Hastings' employment as set out in paragraph 5.2, in providing:

     (a)  The Severance Notice or Severance Pay, or any combination thereof;

     (b)  The Benefits Compensation;

     (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and

     (d)  The other compensation set out in subparagraph 5.3(d);

     (e)  All compensation owing to the date of termination;

     as set out in paragraph 5.10, QLT will have no further obligations, statutory or otherwise, to Mr. Hastings in respect of this Agreement and Mr. Hastings' employment under this Agreement.

5.5 FUNDAMENTAL BREACH - Mr. Hastings acknowledges and agrees that material violation any of the restrictions set out in Section 7 or paragraph 8.1, will be deemed to be a fundamental breach of this Agreement and QLT's obligations to pay Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3 will cease immediately.

5.6 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change in Control Letter Agreement are both applicable, Mr. Hastings agrees that he will give written notice to QLT with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.7  TERMINATION DUE TO INABILITY TO ACT

     (a) TERMINATION - QLT may immediately terminate this Agreement by giving written notice to Mr. Hastings if he becomes completely disabled (as defined below) to the extent that he cannot perform his duties under this Agreement either:

          I.   for a period exceeding six consecutive months, or

          II. for a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,


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          and no other reasonable accommodation can be reached between QLT and
          Mr. Hastings. Notwithstanding the foregoing, QLT agrees that it will not terminate Mr. Hastings pursuant to this provision unless and until Mr. Hastings has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled after all available appeals ineligible for such payments.

     (b) PAYMENTS - In the event of termination of Mr. Hastings' employment with QLT pursuant to the provisions of this paragraph 5.7, QLT agrees to pay to Mr. Hastings Severance Pay, Benefits Compensation and other compensation as set out in paragraph 5.3.

     (c)  DEFINITION - The term "completely disabled" as used in this paragraph
          5.7 will mean the inability of Mr. Hastings to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Mr. Hastings from satisfactorily performing any and all essential functions of his position for QLT during the foreseeable future.

5.8 DEATH - Except as set out below, effective the date of death of Mr. Hastings (the "DATE OF DEATH"), this Agreement and both parties' rights and obligations under this Agreement will terminate without further notice or action by either party. QLT will fulfill any obligations of QLT under the group life insurance plan or any other applicable benefit plan of QLT. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), QLT will pay the following amounts to Mr. Hastings' estate:

(a)  BASE SALARY - Base salary owing to Mr. Hastings up to his Date of Death.

(b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his eligible dependents after his Date of Death (except for group life insurance and other benefits payable as a result of the death), a payment in the amount of 10% of his annual base salary in effect at his Date of Death.

(c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with QLT's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Mr. Hastings prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

(d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Mr. Hastings as at his Date of Death.

(e) RRSP CONTRIBUTION - A prorated contribution to Mr. Hastings' RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and the contribution to be subject to the conditions set out in subparagraph 2.1(e), except 2.1(e)(III).

(f) BONUS - A prorated payment to Mr. Hastings in respect of his entitlement to participate in QLT's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Mr. Hastings and the entitlement to be at the maximum level Mr. Hastings would have otherwise been eligible to receive in the current calendar year.

     After his Date of Death, Mr. Hastings' participation and/or entitlement under any stock option plan offered by QLT to its employees will be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Mr. Hastings.


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5.10 ACKNOWLEDGEMENT - Mr. Hastings expressly acknowledges and agrees that he will not be entitled by reason of this Agreement, his employment with QLT or any termination of such employment, to any renumeration, compensation or benefits other than as expressly set forth in this Agreement.

6A.  RESIGNATION FROM BOARD ON RESIGNATION OR TERMINATION

6A.1 RESIGNATION FROM BOARD POSITIONS UPON RESIGNATION OR TERMINATION - In the event Mr. Hastings resigns from his employment with QLT or upon receiving written notice of termination from QLT under paragraphs 5.1, 5.2 or 5.7, then the following will apply:

     (a) RESIGNATION - in the case of a resignation, Mr. Hastings will immediately tender his resignation from the Board of QLT and its subsidiaries and affiliates. For this purpose, the Resignation Notice will be deemed to constitute the resignation of Mr. Hastings from the Board of QLT and its affiliates effective, in QLT's discretion, on or before the expiry of the 90 day notice period set out in paragraph 3.1; or

     (b) TERMINATION - upon receiving written notice of termination from QLT under paragraphs 5.1, 5.2 or 5.7, Mr. Hastings will immediately tender his resignation from the Board of QLT and its subsidiaries and affiliates. For this purpose, written notice of termination from QLT will be deemed to constitute the resignation of Mr. Hastings from the Board of QLT and its subsidiaries and affiliates effective on the date Mr. Hastings receives written notice of termination from QLT.

6.   CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT, Mr. Hastings agrees to conduct himself at all times so as to avoid any real or apparent conflict of interest with the activities, policies, operations and interests of QLT. To avoid improper appearances, Mr. Hastings agrees that he will not accept any financial compensation of any kind, nor any special discount, loan or favour from persons, corporations or organizations having dealings or potential dealings with QLT, either as a customer or a supplier or a co-venturer. This does not prevent Mr. Hastings from accepting customary or ordinary accommodation of modest value such as meals. QLT and Mr. Hastings acknowledge and agree that from time to time the Board may consent in writing to activities by Mr. Hastings which might otherwise appear to be a real or apparent conflict of interest.

6.2 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT, Mr. Hastings agrees that he will not disclose or take financial advantage of or benefit financially from or allow or permit any member of his immediate family to receive financial advantage or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the disclosure is required by law or the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his employment with QLT, Mr. Hastings agrees to comply with all written policies issued by QLT dealing with conflicts of interest.

6.4 BREACH EQUALS CAUSE - Mr. Hastings acknowledges and agrees that a material breach by him of the provisions of this Section 6 will be cause for immediate termination by QLT of his employment with QLT.

7.       CONFIDENTIALITY


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7.1  INFORMATION HELD IN TRUST - Mr. Hastings acknowledges and agrees that all business and trade secrets, confidential information and confidential knowledge which Mr. Hastings acquires during his employment with QLT relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, or in which QLT is or may become interested (collectively, "CONFIDENTIAL INFORMATION"), will for all purposes and at all times, both during the term of Mr. Hastings' employment with QLT and at all times thereafter, be the sole property of QLT and be held by Mr. Hastings in trust for the exclusive benefit of QLT.

7.2 NON DISCLOSURE - Mr. Hastings acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Mr. Hastings will not:

     (a) DISCLOSE - except as required by law, disclose to any company, firm or person, other than QLT, its directors and officers and its employees on a need to know basis, any of the private affairs of QLT or any Confidential Information of QLT or of third parties to whom QLT owes an obligation of confidentiality; or

     (b) USE - Use or copy any Confidential Information that he may acquire with respect to QLT's affairs for his own purposes or for any purposes other than those of QLT.

7.3  INTELLECTUAL PROPERTY RIGHTS

     (a) DISCLOSE INVENTIONS - Mr. Hastings agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like that Mr. Hastings may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment, or involvement in any capacity, with QLT (collectively, "INVENTIONS").

     (b) INVENTIONS ARE QLT PROPERTY - All Inventions and all other work of Mr. Hastings in the course of his employment, or involvement in any capacity, with QLT will at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it will see fit, and will be acquired or held by Mr. Hastings in a fiduciary capacity solely for the benefit of QLT.

     (c)  ADDITIONAL REQUIREMENTS - Mr. Hastings agrees to:

          I. Treat all information with respect to Inventions as Confidential Information unless the information is generally available to the public.

          II. Keep complete and accurate records of Inventions, which records will be the property of QLT and copies of which records will be maintained at the premises of QLT.

          III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Mr. Hastings in the course of his employment, or involvement in any capacity, with QLT, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.

          IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - Mr. Hastings agrees that all records or copies of records concerning QLT's activities, business interests or investigations and any other Confidential Information of QLT made or received by him during his employment with QLT are and will remain the property of QLT. Mr. Hastings further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - Mr. Hastings certifies that he will not bring to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been acquired by QLT.

8.       POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Mr. Hastings agrees that, without the prior written consent of QLT, for a period of two years following termination of his employment with QLT for any reason (by resignation or otherwise), as measured from his Last Active Day, Mr. Hastings will not:

     (a) PARTICIPATE IN A COMPETITIVE BUSINESS - Directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT with respect to the development, commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmology and auto-immune disease anywhere in the United States, Canada, Mexico or the European Union.

     (b) SOLICIT ON BEHALF OF A COMPETITIVE BUSINESS - Directly or indirectly call upon or solicit any QLT employee or QLT customer or known prospective customer of QLT as at the date of termination on behalf of any business, firm or corporation that, as part of conducting its business, is in any way competitive with QLT with respect to:

          I. The development, commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, ophthalmology and auto-immune disease, or

          II. The development, commercialization and/or marketing of other pharmaceutical products that are based on a significantly similar technology platform and are used in the treatment of substantially the same medical indications as products which have become a significant component of QLT's core business, anywhere in the United States, Canada, Mexico or the European Union.

     (c) SOLICIT EMPLOYEES - Directly or indirectly solicit any individual to leave QLT's employment for any reason or interfere in any other manner with the employment relationship existing between QLT and its current or known prospective employees as at the date of termination.

     (d) SOLICIT CUSTOMERS - Directly or indirectly induce or attempt to induce any customer, supplier, distributor, licensee or other business relation of QLT to cease doing business with QLT or in any way interfere with the business relationship between any such customer, supplier, distributor, licensee or other business relation and QLT existing as at the date of termination.

8.2 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Mr. Hastings from owning any minority interest (less than 5%) in any company where stock or shares are traded publicly.

9.   REMEDIES

9.1  IRREPARABLE DAMAGE - Mr. Hastings acknowledges and agrees that:

     (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

     (b) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT will have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, Mr. Hastings agrees that QLT will be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security will be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - Mr. Hastings acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it will see fit.

10.  GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by QLT to Mr. Hastings under this Agreement will be subject to withholding by QLT of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - Mr. Hastings acknowledges that he has obtained or had the opportunity to obtain independent legal advice with respect to this Agreement and all of its terms and conditions. QLT will compensate Mr. Hastings for the cost of obtaining independent legal advice concerning this Agreement.

10.3 BINDING AGREEMENT - The parties agree that this Agreement will enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement will be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement will be in writing and will be delivered personally or by facsimile transmission to the addresses set forth on page 1 of this Agreement to the attention of the following persons:

     (a)  IF TO QLT - Attention: Chairman of the Board of QLT c/o QLT, Fax No.
          (604) 875-0001,

          WITH A COPY TO:

          Farris, Vaughn, Wills & Murphy
          Barristers & Solicitors
          26th Floor, 700 West Georgia Street
          Vancouver, British Columbia
          V7Y 1B3
          Attention:  R. Hector MacKay-Dunn
          Fax No.:   (604) 661-1730

     (b)  IF TO MR. HASTINGS - Fax No. (415) 252-0488,

          WITH A COPY TO:

          Bull, Housser & Tupper
          Barristers & Solicitors
          30th Floor, 1055 West Georgia Street
          Vancouver, British Columbia
          V6E 3R3
          Attention:  Herbert J. Isherwood
          Fax No.:   (604) 641-4949

     or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally will be deemed to have been given and received at the time of delivery. Any notice delivered by facsimile transmission will be deemed to have been given and received on the next business day following the date of transmission.

10.6     SURVIVAL OF TERMS

     (a) EMPLOYEE'S OBLIGATIONS - Mr. Hastings acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 6, 7, 8 and 10 of this Agreement will survive any termination of this Agreement.

     (b) COMPANY'S OBLIGATIONS - The Company acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement will survive any termination of this Agreement.

     (c) WITHOUT PREJUDICE - Any termination of this Agreement will be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement will only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver will be implied by indulgence, delay or other act, omission or conduct. Any waiver will only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, Mr. Hastings' Change in Control Letter Agreement and any Stock Option Agreements between QLT and

     Mr. Hastings constitute the entire agreement between QLT and Mr. Hastings with respect to the subject matters hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Mr. Hastings regarding the subject matters hereof. To the extent that there is any conflict between the provisions of this Agreement, Mr. Hastings' Change in Control Letter Agreement and any Stock Option Agreements between QLT and Mr. Hastings, the following provisions will apply:

     (a) CHANGE IN CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change in Control of QLT (as defined in the Change in Control Letter Agreement), the provisions of the Change in Control Letter Agreement will govern (unless Mr. Hastings otherwise elects).

     (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of QLT, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

     (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision will in no way affect (to the maximum extent permissible by law):

     (a) The application of that provision under circumstances different from those adjudicated by the court;

     (b)  The application of any other provision of this Agreement; or

     (c)  The enforceability or invalidity of this Agreement as a whole.

     If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision will be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.10A TIME - Time is of the essence.

10.11 AMENDMENTS - Any amendment to this Agreement will only be effective if the amendment is in writing and is signed by QLT and Mr. Hastings.



     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.


QLT INC.


BY:   ___________________________                 ______________________________
      E. DUFFSCOTT                                    PAUL J. HASTINGS
      CHAIRMAN OF THE BOARD

                                  SCHEDULE "A"

                           DUTIES AND RESPONSIBILITIES

To be attached.

                                  SCHEDULE "B"

                              RELOCATION ASSISTANCE

                      (THESE AMOUNTS ARE IN CANADIAN FUNDS)

CERTAIN PAYMENTS MADE TO MR. HASTINGS UNDER SCHEDULE "B" WILL BE TAXABLE BENEFITS. THESE PAYMENTS WILL BE GROSSED UP TO MAKE WHOLE ANY TAXABLE BENEFITS MR. HASTINGS RECEIVES UNDER SCHEDULE "B" AND MR. HASTINGS WILL BE PROVIDED WITH A CHEQUE FOR THIS AMOUNT AT THE END OF THE TAXATION YEAR (MARCH) IN WHICH THE EXPENSE WAS INCURRED.


1. Return air fare to Vancouver (tickets provided by QLT) for Mr. Hastings to find suitable accommodation together with hotel and rental of an economy car for a period of 3-4 days.

2. Six (6) months of interim accommodation upon arrival in Vancouver to a maximum of $3,000.00 per month. QLT will assist in locating this accommodation, if necessary. As required under the Income Tax Act, these payments must be used to provide for temporary accommodation while Mr. Hastings is waiting to occupy Mr. Hastings' new permanent residence, otherwise, they will be subject to the same required statutory withholdings in Canada as base salary.

3. Reimbursement of real estate commission fees and reasonable legal expenses relating to the sale of Mr. Hastings' existing single principal residence within two years from Mr. Hastings' Commencement Date. These payments will be subject to the same required statutory withholdings in Canada as base salary.

4. Reimbursement for reasonable legal expenses on Mr. Hastings' purchase of a single permanent principal residence in Greater Vancouver Regional District within two years from Mr. Hastings' Commencement Date and subject to a maximum reimbursement of $2,000.00.

5. Reimbursement of the B.C. Property Purchase Tax paid on Mr. Hastings' residence.

6. Moving costs for household possessions, including two (2) automobiles, and excluding bulky items of low value. QLT will assign a corporate moving company.

7. Moving expenses incurred as a result of moving from Mr. Hastings' interim accommodations to Mr. Hastings' permanent residence in the Greater Vancouver area, to a maximum of $2,000.00. QLT will assign a corporate moving company.

8. Reimbursement for the rental of an economy car for a one-month period if necessary.

9. One-way air fares for Mr. Hastings and Mr. Hastings' immediate family from Mr. Hastings' present location to Vancouver at the time of the move (or return air fare for Mr. Hastings if Mr. Hastings relocates to Vancouver prior to Mr. Hastings' family).

10. Accountable allowance: Reimbursement of up to $10,000.00 to cover other reasonable expenses associated with Mr. Hastings' move. The attached list "Other Allowable Expenses" outlines those moving-related expenses which Revenue Canada allows us to reimburse Mr. Hastings for without incurring a taxable benefit. Supporting receipts will be required.

11. Non-accountable allowance: As part of Mr. Hastings' relocation, Mr. Hastings will likely incur a number of incidental expenses which may not appear on the attached list (eg. cleaning costs). QLT will reimburse Mr. Hastings for these costs up to $650.00 on a tax-free basis in line with Revenue Canada's accepted policy for non-accountable allowances (this is in addition to the accountable allowance noted above). Note that we do not require Mr. Hastings to supply supporting receipts for this reimbursement, however, Mr. Hastings will be required to provide us with a memo certifying that Mr. Hastings incurred at least this much in incidental costs. Any additional reimbursement Mr. Hastings receives for "incidentals" that are not on the attached list will be considered a taxable benefit.

POTENTIAL REPAYMENT OF RELOCATION ASSISTANCE. In the event of a termination of employment by Mr. Hastings pursuant to Section 3.1 within twenty-four (24) months from the Commencement Date, Mr. Hastings shall be required to reimburse QLT for a portion of the financial assistance provided by QLT under this Schedule "B". The amount of the repayment shall be computed by prorating the amount of the financial assistance by the time remaining in the twenty-four (24) month period. Such amount shall be payable to QLT within one hundred and twenty
(120) days from the effective date of termination of Mr. Hastings' employment.

RELOCATION ASSISTANCE UPON TERMINATION BY QLT. In the event of a termination by QLT, other than for cause, within twenty-four (24) months from the Commencement Date, QLT shall provide financial assistance for Mr. Hastings to relocate to another location in North America for purposes of new employment. The amount of such financial assistance shall be computed in accordance with this Schedule "B", but in no event shall the amount payable exceed the amount paid under this Schedule "B" to relocate Mr. Hastings to Vancouver. In addition, the assistance will only be provided by QLT in the event that the relocation by Mr. Hastings occurs within six (6) months from the effective date of termination of Mr. Hastings' employment.

                                  SCHEDULE "C"

                              HOME RELOCATION LOAN



HOME RELOCATION LOAN - QLT will make available to Mr. Hastings a home relocation loan of US$400,000.00 upon his purchase of a principal residence in the Greater Vancouver Regional District within two years from the Commencement Date. The loan will be non-interest bearing and forgivable over a 4-year period with 25% forgivable for each full 12 month period of continuous employment with QLT that is completed by Mr. Hastings calculated from the date of the initial advance of the loan from QLT to Mr. Hastings. There are certain taxable benefit implications associated with non-interest bearing, forgivable home relocation loans. As a condition of QLT advancing the loan to Mr. Hastings, Mr. Hastings (and any other persons with a fee simple ownership interest in the home) will grant to QLT a mortgage in the form reasonably requested by QLT, which mortgage will be registered 1st in priority to all other financial encumbrances against title to the home. In the event that Mr. Hastings' employment with QLT is terminated for any reason prior to the end of the 4-year period then:

(a) in the case of a resignation by Mr. Hastings or his termination for cause prior to full forgiveness of the loan, the outstanding balance of the loan will revert to an interest-bearing loan due the earlier of the end of the 4-year period or the date of the sale of the house. The loan will convert to interest bearing at the commercial rate for residential fixed term mortgage loans of the same duration as set from time to time by the Royal Bank of Canada; or

(b) in the case Mr. Hastings' employment with QLT is terminated by QLT other than for cause or by reason of his death, the entire amount then outstanding under the relocation loan will be forgiven by QLT effective on the date of Mr. Hastings' termination.